FORM 5
             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

         ANNUAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934, Section 17(a) of the Public Utility Holding Company Act of
1935 or Section 30(f) of the Investment Company Act of 1940

      Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See instruction 1(b).

  X   Form 3 Holdings Reported

      Form 4 Transactions Reported

1.   Name and Address of Reporting Person

     Bennett            Fred                T.
     (Last)             (First)             (Middle)

     3524 Fairmount Street
     (Street)

     Dallas              Texas                75219
     (City)              (State)             (Zip)

2.   Issuer Name and Ticker or Trading Symbol
     Arrow-Magnolia International, Inc. (ARWM)

3.   IRS or Social Security Number of Reporting Person
     (Voluntary)

4.   Statement for Month/Year

          January 2003

5.   If Amendment, Date of Original (Month/Year)


6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     X Director                    10% Owner
       Officer (give               Other (specify
       title below)                below)

7.   Individual or Joint/Group Filing (Check Applicable Line)
         X Form filed by One Reporting Person
           Form filed by More than One Reporting Person

TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1.   Title of Security:  Common Stock, par value $0.10 per share

2.   Transaction Date (Month/Day/Year):  N/A

3.   Transaction Code (Instr.8):  N/A

4.   Securities Acquired (A) or Disposed of (D):  N/A

5. Amount of Securities Beneficially Owned at the end of the Issuer's Fiscal Year: 0

6.   Ownership Form:  Direct (D) or Indirect (I):  N/A

7.   Nature of Indirect Beneficial Ownership:  N/A

TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS,
CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1.   Title of Derivative Security:  N/A

2.   Conversion or Exercise Price of Derivative Security:  N/A

3.   Transaction Date (Month/Day/ Year):  N/A

4.   Transaction Code (Instr. 8):  N/A

5. Number of Derivative Securities Acquired (A) or Disposed of (D): N/A

6.   Date Exercisable and Expiration Date (Month/Day/Year):  N/A

7.   Title and Amount of Securities Underlying Derivative
     Security:  N/A

8.   Price of Derivative Security:  N/A

9.   Number of Derivative Securities Beneficially Owned at
     End of Year (Instr. 4):  0

10.  Ownership of Derivative Security:  Direct (D) or
     Indirect (I): N/A

11.  Nature of Indirect Beneficial Ownership:

Explanation of Responses:

                              /s/ Fred Bennett
                             Signature of Reporting Person

                              1/13/03